Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2023 FIRST QUARTER RESULTS

NET INCOME INCREASED 53%; AFFIRMS 2023 GUIDANCE

New York, New York, May 8, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights:

($ in millions, except per share data)	2023	2022	% Change
Net Sales	$311.7	$250.7	24%
Gross Margin	65.1%	63.3%	180 bps
Operating Income	$90.3	$61.2	47%
Operating Margin	29.0%	24.4%	460 bps
Net Income (attributable to IP)	$54.1	$35.3	53%
Diluted EPS	$1.68	$1.10	52%
The average dollar/euro exchange rates for the 2023 and 2022 first quarters were 1.07 and 1.12, respectively, leading to a negative 2.4% foreign exchange impact in the current first quarter sales. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 27% from the first quarter of 2022.

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. noted, “As we reported last month, our 2023 first quarter was the best ever sales quarter in our history as our European based operations grew the top line by 26% or 29% in constant currency and U.S. based operations by 19%. With respect to European operations, Jimmy Choo brand sales grew 63% and inched out those of Montblanc, historically our largest brand, with the uninterrupted success of the I Want Choo line launched in 2021, I Want Choo Forever and Rose Passion, plus new flankers rolled out at the end of 2022 and early 2023. Montblanc and Coach brand sales rose 28% and 24%, respectively and we achieved double digit sales gains on several of our mid-sized brands including Karl Lagerfeld, Boucheron and Rochas.”

Moving on to U.S. based operations, Mr. Madar continued, “The 19% increase in comparable quarter sales builds upon the 77% increase in sales achieved in last year’s first quarter. As we reported last month, incremental Donna Karan and DKNY sales, plus double-digit growth for Ferragamo and Oscar de la Renta, following successful brand extensions accounted for much of the increase as did brand extensions within established lines for Abercrombie & Fitch and MCM. As previously reported, GUESS sales were unduly hampered by our ERP implementation in the first few months of this year. Add to that, 2022 first quarter GUESS brand sales rose 36%, making for a difficult comparison. However, we have large orders of GUESS goods shipping in the second quarter, as well as the second half, which should make for more compelling comparisons for the year.

“The sales gains achieved in the first quarter encompassed all regions. Our three largest markets, North America, Western Europe and Asia/Pacific grew sales by 36%, 21% and 8%, respectively. Our sales in Central and South America, Eastern Europe, and the Middle East were also robust, up 43%, 25%, and 5%, respectively. Additionally, our travel retail business has picked up in line with the resumption of international travel. We have also begun to see light at the end of the tunnel with respect to the progressive reopening of China and look forward to meaningful sales growth as the year unfolds.”

Inter Parfums, Inc. May 8, 2023	Page 2

Michel Atwood, Chief Financial Officer of Inter Parfums, Inc. noted, “Gross margin for European operations rose to 67.8% from 66.8% in last year’s first quarter, due to a combination of pricing and a strong U.S. dollar. For United States operations, 2023 first quarter gross profit margin rose to 57.6% from 53.9% in the first quarter of 2022 driven by pricing and limited cost inflation on goods sold driven by first-in, first out (FIFO) accounting. We are also seeing favorable brand and channel mix, as a higher portion of our sales are being sold directly to retailers as opposed to third-party distributors.

“By leveraging scale at our European based operations, our first quarter SG&A expenses only rose 12% from the same period in 2022 and represented 33.6% of net sales, down from 37.9% of net sales in last year’s first quarter. For U.S. based operations, SG&A expenses increased 25% and represented 43.5% of net sales compared to 41.5% in last year’s first quarter. As has been the case since last year, increased promotion and advertising expenses were responsible for the higher SG&A expenses across our Company. Additionally, and in-line with previous quarters, our U.S. based operations is annualizing the impact of enlarging its staff and infrastructure throughout 2022 in multiple locations to maximize the potential of newer brands.”

Mr. Atwood continued, “Our first quarter operating margin of 29% was very strong due to lower spending. While our big spend on promotion and advertising is generally concentrated in the fourth quarter to encourage year-end sell-through and first quarter reorders, our better-than-expected first quarter sales resulted in advertising and promotion expenses of only 11.3% of net sales, down from 13.6% one year earlier as we continue to be surprised by stronger than expected market growth. By way of comparison, in the first quarters of 2019 and 2018, promotion and advertising expenses were 15.4% and 15.6% of net sales, respectively. On a full-year basis, we continue to target 21% of annual net sales for promotion and advertising expense.

“Below the operating line, other income was favorable overall by $2.3 million as compared to flat in the prior year period, contributing $0.04 to earnings per share. There were several items worth noting. As a result of swings in currency rates, we went from recognizing a gain of $2.2 million on foreign currency in the prior year’s first quarter to a loss of $0.8 million in the current first quarter. On the other hand, interest and investment income, net of interest expense, added over $3 million to other income in the current period as compared to a loss of $2.4 million in the prior year period. On a consolidated basis, our effective income tax rate was 23%, down from 24% in last year’s first quarter.

“We closed the first quarter with working capital of $489 million, including approximately $238 million in cash and cash equivalents and short-term investments, bringing our working capital ratio to 2.4 to 1. Our long-term debt totaled $145 million at March 31, 2023, primarily due to the Interparfums SA headquarters acquisition, which was financed by a 10-year, $130.5 million loan, at an effective fixed rate of approximately 1.1%.”

Affirms 2023 Guidance:

Mr. Atwood concluded, “The year started on a very strong note, and we saw a continuation of the trend in April. Affirming our raised guidance, as announced last month in our first quarter sales release, we believe we remain well on track to achieve net sales of $1.25 billion and earnings per diluted share of $4.25.

“The impact of China on our sales is only marginally included in our guidance. We will be in a better position to revisit this subject as that business scales up and we have better visibility. Our current 2023 guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.”

Abercrombie & Fitch Distribution Agreement for Fierce Collection Announced:

Inter Parfums also announced that Abercrombie & Fitch has granted it the right to distribute its number one men’s fragrance, Fierce, in selective markets. The first phase of the agreement, which becomes effective on September 1, 2023, covers Fierce distribution in certain major markets. The second phase which activates in February 2024, covers distribution in additional regions, and may include other flankers of the Fierce family of products.

Inter Parfums, Inc. May 8, 2023	Page 3

Commenting Mr. Madar noted, “Our relationship with Abercrombie & Fitch began in 2014, when we signed our initial license agreement. In the ensuing years, we have brought to market several major blockbuster pillars, including First Instinct, Away and Authentic. With close to a decade under our belt, we have earned Abercrombie & Fitch’s confidence, as evidenced by this agreement, entrusting us to distribute the iconic Fierce collection on a test basis for three years. Our plans call for growing penetration in existing Fierce markets that includes department, specialty and duty-free stores, as well as online sales, while exploring opportunities in untapped markets.”

Dividend:

The Company’s regular quarterly cash dividend of $0.625 per share will be paid on June 30, 2023 to shareholders of record on June 15, 2023.

Share Buyback Program:

In the first quarter of 2023, the Company initiated a small share repurchase program to purchase 166,060 shares. The number of shares to be repurchased may be increased in the future. Over the course of the first quarter of 2023, the Company repurchased 43,060 shares at a cost of $5.58 million. These shares are classified as treasury shares on the accompanying balance sheet. The Company plans to continue repurchasing shares throughout 2023.

Conference Call:

Management will host a conference call to discuss financial results and business developments beginning at 11:00 am ET on Tuesday, May 9, 2023. Interested parties may participate in the live call by dialing (877) 423-9820 (toll-free) or (201) 493-6749 (international). Participants are asked to dial-in 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums, Inc. May 8, 2023	Page 4

Contact Information:
Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Investor Relations Counsel
Chief Financial Officer		Karin Daly (212) 836-9623 / kdaly@equityny.com
(212) 983-2640		Linda Latman (212) 836-9609 / llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. May 8, 2023	Page 5

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022

Net sales	$311,723	$250,678

Cost of sales	108,766	92,020

Gross margin	202,957	158,658

Selling, general and administrative expenses	112,678	97,441

Income from operations	90,279	61,217

Other expenses (income):
Interest expense	2,357	883
Loss (gain) on foreign currency	759	(2,239)
Interest and investment (income) loss	(5,382)	1,466
Other income	(41)	(116)

	(2,307)	(6)

Income before income taxes	92,586	61,223

Income taxes	21,678	14,932

Net income	70,908	46,291

Less: Net income attributable to the noncontrolling interest	16,840	10,992

Net income attributable to Inter Parfums, Inc.	$54,068	$35,299

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.69	$1.11
Diluted	$1.68	$1.10

Weighted average number of shares outstanding:
Basic	32,018	31,840
Diluted	32,159	32,010

Dividends declared per share	$0.625	$0.50

Inter Parfums, Inc. May 8, 2023	Page 6

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$149,055	$104,713
Short-term investments	88,702	150,833
Accounts receivable, net	241,948	197,584
Inventories	323,700	289,984
Receivables, other	27,779	28,803
Other current assets	20,346	15,650
Income taxes receivable	71	157
Total current assets	851,601	787,724

Property, equipment and leasehold improvements, net	169,036	166,722
Right-of-use assets, net	26,901	27,964
Trademarks, licenses and other intangible assets, net	294,300	290,853
Deferred tax assets	12,543	11,159
Other assets	25,825	24,120
Total assets	$1,380,206	$1,308,542

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$18,000	$—
Current portion of long-term debt	29,092	28,547
Current portion of lease liabilities	5,310	5,296
Accounts payable – trade	93,053	88,388
Accrued expenses	190,305	213,621
Income taxes payable	26,409	8,715

Total current liabilities	362,169	344,567

Long–term debt, less current portion	145,128	151,494

Lease liabilities, less current portion	23,302	24,335

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,012,950 and 31,967,300 shares at March 31, 2023 and December 31, 2022, respectively	32	32
Additional paid-in capital	95,429	90,186
Retained earnings	654,440	620,095
Accumulated other comprehensive loss	(48,440)	(56,056)
Treasury stock, at cost, 9,907,865 and 9,864,805 shares at March 31, 2023 and December 31, 2022, respectively	(43,055)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	658,406	616,782
Noncontrolling interest	191,201	171,364
Total equity	849,607	788,146
Total liabilities and equity	$1,380,206	$1,308,542